Calculation of Filing Fee Tables
S-8
BICYCLE THERAPEUTICS PLC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, nominal value GBP 0.01 per share	457(a)	1,428,800	$ 24.195	$ 34,569,816.00	0.0001476	$ 5,102.50
2	Equity	Ordinary shares, nominal value GBP 0.01 per share	457(a)	71,200	$ 24.31	$ 1,730,872.00	0.0001476	$ 255.48
Total Offering Amounts:						$ 36,300,688.00		$ 5,357.98
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,357.98
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act") , the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits (sub-divisions), share dividends or similar transactions. (2) Represents ordinary shares of Bicycle Therapeutics plc (the "Registrant") reserved and available for grant under the Bicycle Therapeutics plc 2024 Inducement Plan (the "Inducement Plan"). (3) Pursuant to Rule 457(c), the proposed maximum aggregate offering price per unit is based on the average of the high and low price for the American Depositary Shares on July 31, 2024, as reported on the Nasdaq Global Select Market.

[2]	(1) Pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits (sub-divisions), share dividends or similar transactions. (2) Represents ordinary shares of the Registrant that are issuable upon the exercise of share options that are outstanding under the Inducement Plan. (3) Pursuant to Rule 457(h), the proposed maximum offering price per unit is based on the exercise price of $24.31 per share for the share options issued under the Inducement Plan.